Exhibit 99.1

NBCUniversal Announces Successful Completion of Consent Solicitation and Offer to Guarantee

Universal Orlando’s Public Debt Securities

NEW YORK—(BUSINESS WIRE)—NBCUniversal announced today the successful completion of its consent solicitation and offer to guarantee $260 million of 8.875% Senior Notes due November 15, 2015 and $146.25 million of 10.875% Senior Subordinated Notes due November 15, 2016 issued by its wholly owned subsidiaries, Universal City Development Partners, Ltd. and UCDP Finance, Inc. (together, “Universal Orlando”).

In exchange for NBCUniversal’s full and unconditional guarantee of the Senior Notes and Senior Subordinated Notes, a majority of the holders of each series of Notes agreed to amendments that conform the Notes’ covenants and events of default to those contained in NBCUniversal’s $9.1 billion of outstanding public debt securities.

About NBCUniversal:

NBCUniversal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience. NBCUniversal owns and operates a valuable portfolio of news and entertainment television networks, a premier motion picture company, significant television production operations, a leading television stations group, and world-renowned theme parks. Comcast Corporation owns a controlling 51% interest in NBCUniversal, with GE holding a 49% stake.

About Universal Orlando:

There are many ways to enjoy your Orlando vacation—but there is only one Universal Orlando Resort. It is a completely separate destination featuring two theme parks, three magnificently themed on-site hotels and a nighttime entertainment complex. It’s the only Orlando destination where you are not just entertained—you are part of the most exhilarating entertainment ever created. You can soar above Hogwarts with Harry Potter, swing above the streets with Spider-Man, battle aliens alongside Agent J, help Shrek save Princess Fiona and create mischief with Bart Simpson. More information is available at www.universalorlando.com.